EXHIBIT 99.1
CONTACT:  TIM GALLAGHER                                    FOR IMMEDIATE RELEASE


CARNIVAL CORPORATION CLOSES PRIVATE PLACEMENT OF ZERO-COUPON CONVERTIBLE DEBT

MIAMI, Oct. 25/PRNewswire/-- Carnival Corporation (NYSE: CCL) today announced the completion of the previously announced private placement of its 20-year zero-coupon convertible notes, which resulted in gross proceeds to the company of $400 million.

In connection with the offering, the placement agent has also exercised in full its over-allotment option to purchase additional 20-year zero-coupon convertible notes, which will result in gross proceeds to the company of $100 million. The purchase of the additional notes is expected to close on October 26, 2001.

Net proceeds from the offering will be used to repay approximately $160 million of existing bank indebtedness maturing in November 2001, for the approximate $300 million final payment for Carnival Cruise Lines' new cruise ship, Carnival Pride, scheduled to be delivered in December 2001, and for general corporate purposes.

The securities offered have not been registered under the Securities Act and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

NOTE: Statements in this press release relating to matters that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. All forward-looking statements, including those which may impact the forecasting of Carnival Corporation's net revenue yields, involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performances or achievements of Carnival Corporation to be materially different from any future results, performances or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions; increases in cruise industry capacity and competition; the ability of the company to implement its shipbuilding program and to continue to expand its business outside the North American market; consumer demand for cruise travel; the effects on consumer demand of armed conflicts, political instability, the availability of air service, adverse media publicity and terrorism; incidents involving cruise ships; impact of pending or threatened litigation; changes in tax and other laws and regulations affecting Carnival and other factors which are described in further detail in Carnival's filings with the Securities and Exchange Commission.